Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Everbridge, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-220777 and 333-229239) and on Form S-8 (No. 333-213679, 333-216909, 333-227502 and 333-230032) of Everbridge, Inc. of our report dated March 12, 2018, with respect to the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows of Everbridge, Inc. and subsidiaries for the year ended December 31, 2017, and the related consolidated notes, which report appears in the December 31, 2019 annual report on Form 10-K of Everbridge, Inc.

/s/ KPMG LLP

Los Angeles, California

February 28, 2020